PRICING SUPPLEMENT NO. 1597B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated September 6, 2012 Deutsche Bank AG Digital Optimization Securities
$6,882,400 Linked to the SPDR® S&P® Homebuilders ETF due September 13, 2013

Investment Description
The Digital Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the SPDR® S&P® Homebuilders ETF (the “Fund”). If the Fund Return is zero or positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Digital Return of 19.50% regardless of the Fund’s appreciation. If the Fund Return is negative, you will be fully exposed to the negative Fund Return and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Fund. Investing in the Securities involves significant risks. You will not receive interest or coupon payments during the term of the Securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any component securities comprising the Fund. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑
Digital Return: If the Fund Return is zero or positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Digital Return of 19.50% regardless of the Fund’s appreciation.

	Trade Date Settlement Date Final Valuation Date1 Maturity Date1 1See page 3 for additional detailspage	September 6, 2012 September 11, 2012 September 9, 2013 September 13, 2013
❑
Full Downside Market Exposure: If the Fund Return is negative, investors will be exposed to the full downside performance of the Fund, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the Fund. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Digital Optimization Securities Linked to the SPDR® S&P® Homebuilders ETF. The return on the securities at maturity will be determined by the performance of the Fund. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Fund	Initial Fund Price	Digital Return	CUSIP/ ISIN
SPDR® S&P® Homebuilders ETF (Ticker: XHB)	$24.37	19.50%	25154X421/ US25154X4218

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement, product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Digital Optimization Securities linked to the SPDR® S&P® Homebuilders ETF
Per Security	$10.00	$0.20	$9.80
Total	$6,882,400.00	$137,648.00	$6,744,752.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,882,400.00	$788.72

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this pricing supplement, together with the underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Digital Optimization Securities Linked to the SPDR® S&P® Homebuilders ETF that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

If the terms of the Securities as described in this pricing supplement differ from those listed in the accompanying offering documents, the terms in this pricing supplement shall control. All references to “Initial Fund Price,” “Final Fund Price” and “Closing Price” in this pricing supplement shall be deemed to refer to “Initial Fund Level,” “Final Fund Level” and “Closing Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 5 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of some or all of your investment and are willing to make an investment that has similar downside market risk as an investment in the Fund or in the securities comprising the Fund.

♦     You believe that the price of the Fund will increase over the term of the Securities and the Closing Price is likely to be greater than or equal to the Initial Fund Price on the Final Valuation Date.

♦     You understand and accept that you will not participate in any appreciation in the price of the Fund and you are willing to make an investment the return of which is limited to the Digital Return.

♦     You are willing to invest in the Securities based on the Digital Return of 19.50%.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦     You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the securities comprising the Fund.

♦     You are willing to hold the Securities, which have a term of approximately 1 year, to maturity, and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦     You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the Fund or in the securities comprising the Fund.

♦     You believe that the price of the Fund will decline during the term of the Securities and the Closing Price is likely to be below the Initial Fund Price on the Final Valuation Date.

♦     You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

♦     You are unwilling to invest in the Securities based on the Digital Return of 19.50%.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the securities comprising the Fund.

♦     You are unable or unwilling to hold the Securities, which have a term of approximately 1 year, to maturity, or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00 per Security. The Payment at Maturity will be based on the Face Amount.
Term	1 year
Trade Date	September 6, 2012
Settlement Date	September 11, 2012
Final Valuation Date1	September 9, 2013
Maturity Date1, 2	September 13, 2013
Fund	SPDR® S&P® Homebuilders ETF (Ticker: XHB)
Digital Return	19.50%.
Payment at Maturity (per $10.00 Security)
If the Fund Return is zero or positive, Deutsche Bank AG will pay you a cash payment per $10.00 Security that provides you with the Face Amount of $10.00 per Security plus a return equal to the Digital Return, calculated as follows:

$10.00 + ($10.00 x the Digital Return)

If the Fund Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per Security, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund, calculated as follows:

$10.00 + ($10.00 x Fund Return)

In this scenario, you will lose some or all of the Face Amount in an amount proportionate to the percentage decline in the Fund.

Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price
Closing Price	On any trading day, the last reported sale price of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Fund Price	$24.37, the Closing Price of one share of the Fund on the Trade Date
Final Fund Price	The Closing Price of one share of the Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0 for the Fund, subject to adjustments for certain actions affecting the Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1
Subject to postponement in the event of a market disruption event and as described under “Adjustments to Valuation Dates and Payment Dates — Market Disruption Events for Equity Based Underlyings or Basket Components” in the accompanying product supplement.

2	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund or in any of the component securities held by the Fund. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. If the Final Fund Price is less than the Initial Fund Price, you will be fully exposed to any negative Fund Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund. Accordingly, you could lose up to your entire initial investment.

♦
Return Potential Is Limited to the Digital Return — If the Final Fund Price is greater than or equal to the Initial Fund Price, the return potential of the Securities will be limited to the Digital Return of 19.50% regardless of the performance of the Fund. As a result, an investment directly in the Fund or the component securities held by the Fund that participates in the Fund's potential appreciation could provide a better return than an investment in the Securities. Furthermore, because the closing price of the Fund at various times during the term of the Securities could be higher than on the Final Valuation Date, you may receive a lower payment at maturity than you would have if you had invested directly in the Fund.

♦
The Digital Return Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Digital Return and the return you realize may be less than the Fund’s return even if such return is positive.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupon payments on the Securities.

♦
Any Payment on the Securities is Subject to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have. Further, you will not participate in any potential appreciation of the Fund, which could be significant.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. Therefore, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦
The Fund and its Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of its tracked index because the Fund will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Fund or due to other circumstances. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its tracked index.

♦
Risks Associated with Investments in Securities with Concentration in the Homebuilding Industry — All or substantially all of the equity securities held by the SPDR® S&P® Homebuilders ETF are issued by companies whose primary business is directly associated with the following sub-industries: homebuilding, home improvement retail and home furnishings. Issuers of the equity securities held by the SPDR® S&P® Homebuilders ETF can be significantly affected by the national, regional and local real estate markets. The homebuilding industry is also sensitive to interest rate fluctuations that can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential home buyers. The building industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns and the level of new and existing home sales. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the homebuilding industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry.

♦
There is no Affiliation Between the Fund and Us, and We have not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the tracked index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the tracked index. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the component securities held by the Fund or the component securities underlying the tracked index or any of the issuers of the component securities held by the Fund or underlying the tracked index. You, as an investor in the Securities, should make your own investigation into the component securities held by the Fund or underlying the tracked index and the issuers of the component securities held by the Fund or underlying the tracked index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the tracked index are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, its Tracked Index or the Component Securities Held by the Fund is no Guide to Future Performance — The actual performance of the Fund, its tracked index or of the component securities held by the Fund over the term of the Securities, may bear little relation to the historical prices of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, its tracked index or of the component securities held by the Fund.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

s	the expected volatility of the Fund;

s	the time remaining to maturity of the Securities;

s	the market prices and dividend rates of the component securities held by the Fund;

s	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

s	interest rates and yields in the market generally;

s	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

s	supply and demand for the Securities; and

s	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Securities Have Certain Built-in Costs — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount, the Issue Price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, the Fund and/or over-the-counter options, futures or other derivative products with returns linked to the performance of the component securities held by the Fund or the Fund, may adversely affect the market value of the component securities held by the Fund, the share price of the Fund, and, therefore, the value of the Securities.

♦
Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component securities held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Fund Return and Payment at Maturity based on observed prices of the Fund in the market. The calculation agent can postpone the determination of the Fund Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦
We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Return to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include  the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performances for the Fund from -100.00% to +100.00% and reflect the Initial Fund Price of $24.37 and the Digital Return of 19.50%. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Fund Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Final Fund Price	Fund Return (%)	Payment at Maturity ($)	Return on the Securities
$48.74	100.00%	$11.95	19.50%
$46.30	90.00%	$11.95	19.50%
$43.87	80.00%	$11.95	19.50%
$41.43	70.00%	$11.95	19.50%
$38.99	60.00%	$11.95	19.50%
$36.56	50.00%	$11.95	19.50%
$34.12	40.00%	$11.95	19.50%
$31.68	30.00%	$11.95	19.50%
$29.24	20.00%	$11.95	19.50%
$28.03	15.00%	$11.95	19.50%
$26.81	10.00%	$11.95	19.50%
$25.59	5.00%	$11.95	19.50%
$24.37	0.00%	$11.95	19.50%
$21.93	-10.00%	$9.00	-10.00%
$19.50	-20.00%	$8.00	-20.00%
$17.06	-30.00%	$7.00	-30.00%
$14.62	-40.00%	$6.00	-40.00%
$12.19	-50.00%	$5.00	-50.00%
$9.75	-60.00%	$4.00	-60.00%
$7.31	-70.00%	$3.00	-70.00%
$4.87	-80.00%	$2.00	-80.00%
$2.44	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Fund Price of $34.12 is greater than the Initial Fund Price of $24.37 resulting in a Fund Return of 40.00%. Because the Fund Return is 40.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.95 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 x Digital Return)
$10.00 + ($10.00 × 19.50%) = $11.95

Example 2 — The Final Fund Price is equal to the Initial Fund Price of $24.37. Because the Fund Return is zero, the Issuer will pay you a Payment at Maturity of $11.95 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 x Digital Return)
$10.00 + ($10.00 × 19.50%) = $11.95

Example 3 — The Final Fund Price of $14.62 is less than the Initial Fund Price of $24.37, resulting in a Fund Return of -40.00%. Because the Fund Return is negative, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% the Final Fund Price is less than the Initial Fund Price. The Payment at Maturity of $6.00 per $10.00 Security will be calculated as follows:

$10.00 + ($10.00 × -40.00%) = $6.00

If the Closing Price of the Fund is below the Initial Fund Price on the Final Valuation Date, you will be fully exposed to any negative Fund Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund, and you will lose some or all of your initial investment.  Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Fund
All disclosures contained in this pricing supplement regarding the Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Fund contained in this pricing supplement. You should make your own investigation into the Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Fund as an indication of future performance. The Fund is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by the Fund with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Fund under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P® Homebuilders ETF
The SPDR® S&P® Homebuilders ETF is an exchange-traded fund managed by SsgA Funds Management, Inc. The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before fees and expenses, the returns and characteristics of the S&P Homebuilders Select IndustryTM Index, which measures the performance of the homebuilding industry of the U.S. equity market. The SPDR® S&P® Homebuilders ETF is comprised of the companies in the S&P® Homebuilders Select IndustryTM Index and includes companies in the following sub-industries: homebuilding, home improvement retail and home furnishings. The companies included in each Select Industry Index are selected on the basis of GICS® and liquidity and market cap requirements from a universe of companies defined by the S&P® TMI Index, a U.S. total market composite index. The SPDR® S&P® Homebuilders ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XHB.” The inception date of the SPDR® S&P® Homebuilders ETF is January 31, 2006. Prior to January 8, 2007 the SPDR® S&P® Homebuilders ETF was known as the SPDR® Homebuilders ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. This section is a summary only of the SPDR® S&P® Homebuilders ETF. For more information on the SPDR® S&P® Homebuilders ETF, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Exchange Traded Funds—The SPDR® Exchange Traded Funds—The SPDR® S&P® Homebuilders ETF” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDR® S&P® Homebuilders ETF, as reported by Bloomberg. The SPDR® S&P® Homebuilders ETF’s closing price on September 6, 2012 was $24.37.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$39.70	$32.16	$32.55
4/1/2007	6/30/2007	$35.90	$30.34	$30.36
7/1/2007	9/30/2007	$30.92	$21.31	$21.40
10/1/2007	12/31/2007	$23.55	$17.14	$19.40
1/1/2008	3/31/2008	$23.64	$15.90	$21.77
4/1/2008	6/30/2008	$24.05	$15.94	$16.62
7/1/2008	9/30/2008	$22.30	$14.72	$19.54
10/1/2008	12/31/2008	$18.03	$8.91	$11.97
1/1/2009	3/31/2009	$13.15	$8.23	$10.62
4/1/2009	6/30/2009	$14.11	$10.93	$11.75
7/1/2009	9/30/2009	$16.47	$10.73	$15.03
10/1/2009	12/31/2009	$15.68	$13.79	$15.11
1/1/2010	3/31/2010	$17.03	$14.98	$16.82
4/1/2010	6/30/2010	$19.64	$14.02	$14.30
7/1/2010	9/30/2010	$15.91	$13.88	$15.81
10/1/2010	12/31/2010	$17.66	$15.40	$17.39
1/1/2011	3/31/2011	$18.73	$17.31	$18.21
4/1/2011	6/30/2011	$19.05	$17.07	$18.05
7/1/2011	9/30/2011	$18.51	$13.17	$13.29
10/1/2011	12/31/2011	$17.25	$12.55	$17.10
1/1/2012	3/31/2012	$21.83	$17.37	$21.33
4/1/2012	6/30/2012	$22.21	$19.06	$21.35
7/1/2012	9/6/2012*	$24.37	$20.84	$24.37
*
As of the date of this pricing supplement available information for the third calendar quarter of 2012 includes data for the period through September 6, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the SPDR® S&P® Homebuilders ETF from September 6, 2007 to September 6, 2012. The closing price of the SPDR® S&P® Homebuilders ETF on September 6, 2012 was $24.37. The historical prices of the SPDR® S&P® Homebuilders ETF should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Fund on the Final Valuation Date or any future closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your Securities, and (ii) your gain or loss on the Securities should be  capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.